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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



China GrenTech Corporation Limited:

We consent to the use of our report dated April 20, 2007, with respect to the consolidated balance sheets of China GrenTech Corporation Limited and subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, included and incorporated by reference herein and to the references to our firm under the headings "Experts" and "Selected Financial Data" in the registration statement.



/s/ KPMG

KPMG
Hong Kong, China
July 17, 2007